EXHIBIT (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information, and to the use of our reports: (1) dated February 3, 2006, with respect to the financial statements of the subaccounts of Peoples Benefit Life Insurance Company Separate Account IV, which are available for investment by the contract owners of the Vanguard Variable Annuity and (2) February 17, 2006, with respect to the statutory-basis financial statements and schedules of Peoples Benefit Life Insurance Company in Post-Effective Amendment No. 21 to the Registration Statement (Form N-4 No. 33-36073) under the Securities Act of 1933 and related Prospectus of the Vanguard Variable Annuity.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 24, 2006